Exhibit 99.1

DIVIDEND PRESS RELEASE ON MARCH 14, 2007

Union Bankshares Company Declares an Increase in Cash Dividend of 7.5%

      Ellsworth, Maine, (March 14, 2007) - Peter A. Blyberg, President and Chief Executive Officer of Union Bankshares Company (the "Company") (UNBH.OB), the parent company of Union Trust Company, announced that the Company has declared a cash dividend of $.43 per share on the Company's common stock. This is an increase of 7.5% over last year's dividend. The cash dividend will be payable on April 27, 2007 to all shareholders of record as of March 23, 2007.

Dividend Amount	$.43/share
Declaration	3/14/07
Payable Date	4/27/07

      The Company's subsidiary, Union Trust Company is headquartered in Ellsworth, Maine. Union Trust Company is a full-service community bank serving Washington, Hancock, Waldo, Knox and Lincoln Counties. To find out more about the products and services available at Union Trust Company, please visit our website at www.UnionTrust.com.